EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on September 1, 2021 (the “Effective Date”) by and between Ranger Energy Services, LLC, a Delaware limited liability company (the “Company”), and Stuart Bodden (“Executive”).
1.    Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive's employment hereunder shall be for a term commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date (such period, the “Initial Period”); provided, however, Executive's employment hereunder (if not earlier terminated) shall automatically renew for successive 12-month periods on the first (1st) anniversary of the Effective Date and each anniversary thereafter (each such 12-month extension period, a “Renewal Period”), unless either party provides the other party with written notice, at least sixty (60) days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that Executive is employed hereunder is referred to as the “Employment Period.” Executive's employment shall terminate on the last day of the Employment Period following a Notice of Non-Renewal by either party, unless sooner terminated in accordance with Section 3.

2.    Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and of Ranger Energy Services, Inc., a Delaware corporation and parent of the Company (“Parent”), and shall perform such duties as are usual and customary for such positions and such other duties as the board of directors (the “Board”) of Parent shall from time to time reasonably assign to Executive consistent with such positions. Executive shall report directly to the Board.

(ii) During the Employment Period, Executive agrees to devote Executive's full business time and best efforts to the performance of Executive's duties hereunder in a manner that will faithfully and diligently further the business and interests of Parent and its direct and indirect subsidiaries and affiliates (collectively, the Company, Parent and their respective direct and indirect subsidiaries and affiliates are referred to herein as the “Company Group.” For no additional compensation, Executive shall serve on the Board during the Employment Period. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Parent's conflicts of interests policies and corporate governance guidelines in effect from time to time, or (B) manage Executive's personal investments, in each case so long as such activities do not materially interfere with the performance of Executive's responsibilities to any member of the Company Group.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary at the annualized rate of $500,000 (the “Base Salary,” including any increases thereof from time to time in the sole discretion of the Board).The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, for calendar year 2021 and each subsequent, complete calendar year ending during the Employment Period, an annual discretionary cash performance bonus with a target of 100% of Base Salary (the "Annual Bonus"); provided, however, (i) no minimum Annual Bonus is guaranteed and any Annual Bonus may equal zero in any given year (except as provided below for 2021), and (ii) the Board (or a committee thereof) shall have the discretion to approve an Annual Bonus in excess of the target amount if it determines that some or all performance goals have been exceeded. The performance goals applicable to such Annual Bonus for the relevant year shall be determined by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Executive within the first ninety (90) days of the applicable calendar year (the "Bonus Year"). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to Executive's continuous employment through the date such Annual Bonus is paid (except as otherwise provided in Section 6), and shall be paid as soon as administratively feasible following the end of such Bonus Year. Notwithstanding the foregoing, the amount of the Annual Bonus (if any) for calendar year 2021 shall be pro-rated to reflect the portion of calendar year 2021 that Executive is employed by the Company following the Effective Date.

(iii) Equity Awards. During the Employment Period, Executive shall be eligible to participate in the Ranger Energy Services, Inc. 2017 Long Term Incentive Plan, as amended from time to time (together with any successor equity incentive plan adopted by the Company, the "LTIP").

(A) Inducement Awards. In consideration of Executive entering into this Agreement and as an inducement to join the Company, on or within ten (10) days following the Effective Date, the Company shall grant Executive: (A) a one-time award of restricted stock awards (the “Inducement Time-Based Award”) and (B) a one-time award of performance stock units (the "Inducement Performance-Based Award" and, together with the Inducement Time-Based Award, the “Inducement Equity Awards”), in each case, under the LTIP. The Inducement Time-Based Award shall have a value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal not less than 100% of Executive's Base Salary. The Inducement Time-Based Award shall vest in three substantially equal installments on the first three anniversaries of the applicable date of grant so long as Executive has remained continuously employed by the Company between the date of grant and each such anniversary date (except as provided below), as applicable. The Inducement Performance-Based Award shall have a target value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal not less than 150% of Executive's Base Salary. The Inducement
Performance-Based Award shall vest based on satisfaction of certain absolute and relative performance conditions established by the Board (or a committee thereof), in its sole discretion, and set forth in the applicable award agreement. Except as provided expressly in Section 4 below, the Inducement Equity Awards shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP and the applicable award agreement governing each such award.

(B) Annual Equity Awards. In addition to the Base Salary and the Annual Bonus, Executive shall be eligible to receive at the same time as equity awards are granted to other senior executives, for calendar year 2023 and each subsequent, complete calendar year ending during the Employment Period: (A) an annual award of restricted stock awards (the “Annual Time-Based Award”) and (B) an annual award of performance stock units (the “Annual Performance-Based Award” and, together with the Annual Time-Based Award, the “Annual Equity Awards”), in each case, under the LTIP. The Annual Time-Based Award shall have a value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal to approximately 100% of Executive's Base Salary. The Annual Time-Based Award shall vest in three substantially equal installments on the first three anniversaries of the applicable date of grant so long as Executive has remained continuously employed by the Company between the date of grant and each such anniversary date, as applicable. The Annual Performance-Based Award shall have a target value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal to approximately 150% of Executive's Base Salary. The Annual Performance-Based Award shall vest based on satisfaction of certain absolute and relative performance conditions established by the Board (or a committee thereof), in its sole discretion, and set forth in the applicable award agreement. The Annual Equity Awards shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP and the applicable award agreement governing each such award. The Annual Equity Awards to be granted in respect of an applicable calendar year are subject to Executive's continuous employment through the date such Annual Equity Awards are granted. For calendar year 2022, the terms of the Annual Equity Award will be in accordance with those set forth above, provided, however, that the 2022 Annual Time-Based Award shall have a value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal to approximately 50% of Executive's Base Salary, and the Annual Performance-Based Award shall have a target value, as determined by the Board (or a committee thereof) as of the applicable date of grant, equal to approximately 75% of Executive's Base Salary.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. However, the Company shall not, by reason of this Section 2(b)(iv). be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 10(e), Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by Executive in the performance of Executive's duties under this Agreement so long as Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive's taxable year following the taxable year in which the expense is incurred by Executive). ln no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive's termination of employment with the Company. The Company shall pay Executive's reasonable professional expenses incurred to negotiate and prepare this Agreement. Upon presentation of an invoice of counsel for Executive to the Company within 60 days following the date of this Agreement, such expenses shall be paid in a cash lump sum payment as soon as administratively feasible but no later than 30 days after receipt of such invoice.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives.

3. Termination of Employment. Notwithstanding Section 1 above, Executive's employment hereunder may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3.

(a) Death or Disability. Executive's employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive's death and may terminate upon notice from the Company as a result of Executive's Disability. For purposes of this Agreement, "Disability" shall exist if the Board determines that Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period, to fulfill Executive's obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate Executive's employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following events:

(i) Executive's willful failure or refusal, other than due to Disability, to perform, or gross negligence in performing, Executive's obligations pursuant to this Agreement which, if the Board determines is capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies such failure or negligence;

(ii) Executive's commission of an act of fraud or material dishonesty in the performance of Executive's duties or with respect to any member ofthe Company Group;

(iii) Executive's material breach of any Company Group policy applicable to Executive and made known to Executive which, if the Board determines is capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(iv) The indictment of Executive, conviction of Executive, or entry by Executive of a guilty or nolo contendere plea to any felony or any other crime or misdemeanor involving moral turpitude;

(v) Any breach by Executive of Executive's fiduciary duty or duty of loyalty to the Company, Parent or any other member of the Company Group; or

(vi) Executive's material breach of any of the provisions of this Agreement, or any other written agreement between Executive and the Company or any other member of the Company Group.

(c) Good Reason. Executive's employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without Executive's consent:

(i) A material reduction in Executive's title, duties, authority, responsibilities, and reporting relationships; provided. however, that if Executive is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest (other than Parent), in no event shall the removal of Executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason;

(ii) A material reduction of Executive's Base Salary (other than an Across-the- Company Reduction); or

(iii) The Company's material breach of its obligations under this Agreement.

An “Across-the-Company Reduction” shall mean a general reduction in salaries of all or substantially all of the senior executives employed by the Company, which reduction (a) affects Executive in substantially the same manner as the other senior executives who are also affected by such general reduction, and (b) does not, in the aggregate, constitute a reduction by more than ten percent (1 0%) of Executive's then-current Base Salary. Notwithstanding anything to the contrary, an Across-the-Company Reduction shall not constitute a breach hereunder.

For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within thirty (30) days after Executive's knowledge of the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days after the Company's receipt of such notice, and (C) Executive terminates Executive's employment no later than sixty (60) days after Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d) Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination from one party to the other party given in accordance with Section 1O(c) below. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination as provided in this Agreement. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

(e) Date of Termination. “Date of Termination” means the date on which Executive's employment terminates.

4. Obligations of the Company Upon Termination.

(a) Without Cause or for Good Reason. If the Employment Period ends due to the Company's termination of Executive's employment without Cause (and not due to death or Disability), or due to Executive's resignation for Good Reason, then, Executive shall be paid or shall receive:

(i) The following, to the extent applicable: (A) Executive's earned but unpaid Base Salary through the Date of Termination, (B) any earned but unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year immediately preceding the year in which the Date of Termination occurs (if applicable), and (C) any vested amounts due to Executive under any plan, program or policy of the Company or Parent Company, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law; and

(ii) An amount (the “Severance Amount”) equal to twelve (12) months' worth of the Base Salary (as determined on the Date of Termination). If the conditions to receive the Severance Amount are satisfied, the Severance Amount will be paid in accordance with the Company's normal payroll procedures over the twelve (12)-month period following the Date of Termination; provided, however, that (x) the first installment of the Severance Amount shall be paid on Company's first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination and shall include all installments of the Severance Amount that would have been paid (without interest) between the Date of Termination and such initial payment date if no delay had been imposed, and (y) to the extent, if any, that the aggregate amount of such installments of the Severance Amount that would otherwise be paid, pursuant to the preceding provisions of this Section 4(a)(ii), after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum amount exempt from being a deferral of compensation under Treasury Regulation § 1.409A-l(b)(9)(iii)(A), then such · excess shall be paid in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day).

(iii) Executive shall be paid an Annual Bonus, if any, for the year in which the Date of Termination occurs based on actual performance relative to the applicable Company performance requirements (with any individual performance requirements deemed fully satisfied), pro-rated based on the number of days Executive was employed through the Date of Termination, and paid at such time as annual bonuses are paid to other senior executives for such year (“Pro-Rated Annual Bonus”).

(iv) During the portion, if any, of the twelve (I2)-month period following the Date of Termination (the “Reimbursement Period”) that Executive elects to continue coverage for Employee and Employee's spouse and eligible dependents, if any, under the Company's group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company's first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Notwithstanding the preceding provisions of this Section 4(a)(iv), Executive shalt only be eligible to receive such reimbursement payments until the earliest of: (l) the last day of the Reimbursement Period; (2) the date Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive's sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(v) Any unvested portion of the inducement Time-Based Award shall become fully vested and settled as of the Date of Termination, and, if unvested, the Inducement Performance-Based Award shall remain eligible to vest and be settled at the conclusion of the applicable performance period in accordance with the terms and conditions provided in the applicable award agreement governing such the Inducement Performance-Based Award but disregarding Executive's employment termination (the “Inducement Equity Award Vesting Acceleration”).

(vi) ln addition to the Severance Amount, Pro-Rated Annual Bonus, COBRA Benefit and the Inducement Equity Award Vesting Acceleration, if the Date of Termination occurs on or within twelve (12) months following a Change in Control (as defined in the LTIP), then (A) all unvested equity-based awards subject to time-based vesting granted under the LTIP that are held by Executive as of immediately prior to the Date of Termination (including but not limited to the Inducement Time-Based Award and any Annual Time-Based Awards, if applicable) shall immediately vest in full and (B) all unvested equity-based awards subject to performance-based vesting granted under the LTIP that are held by Executive as of immediately prior to the Date of Termination (including but not limited to the Inducement Performance-Based Award and any Annual Performance-Based Awards, if applicable) shall immediately vest based on actual performance through the Date of Termination, in each case, such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “CIC Vesting Acceleration”).

(b) Due to Death or Disability. If Executive's employment hereunder is terminated due to Executive's death or Disability pursuant to Section 3(b), then the Company shall pay to Executive the Accrued Obligations when due under applicable law, and so long as (and only if) Executive or Executive's estate, as applicable, timely executes, and does not revoke within any time provided by the Company to do so, the Release, then (i) the Company shall pay to Executive or Executive's estate, as applicable, the Pro-Rated Annual Bonus pursuant to the terms set forth in Section 4(a)(iii) above, and (ii) Executive or Executive's estate, as applicable, shall be eligible to receive the Inducement Equity Award Vesting Acceleration pursuant to the terms set forth in Section 4(a)(v) above.

Any termination of Executive's employment upon the expiration of the Initial Period or a Renewal Period following a Notice of Non-Renewal issued by the Company to Executive shall be a termination of employment by the Company without Cause hereunder. Notwithstanding anything herein to the contrary, it shall be a condition to Executive's right to receive the Severance Amount, Pro-Rated Bonus, the COBRA Benefit, the Inducement Equity Award Vesting Acceleration or the CIC Vesting Acceleration (or any portion of any of the foregoing) that Executive (i) abide by the terms of each of Sections 6, 7 and 8 below, and (ii) execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so, a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities' respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive's employment with the Company and any other member of the Company Group or the termination of such employment, but excluding (p) all claims to the Severance Amount, (q) any other claim that may first arise after the date the Release has been executed by

Executive, (r) claims for indemnification as an officer and director and coverage under applicable directors and officers liability insurance, (s) claims for accrued vested benefits under applicable employee benefit plans and (t) claims for enforcement of the Release, and which Release shall not impose any restriction on Executive's conduct following the Date of Termination other than to reaffirm such restrictive covenants as had been agreed by Executive prior to the Date of Termination. The form of Release shall be provided to Executive within five (5) days following the Date of Termination.

(c) Other Terminations. If Executive's employment with the Company terminates by the Company for Cause, by Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following Executive's issuance of a Notice of Non-Renewal, the Company shall pay to Executive the Accrued Obligations when due under applicable law and shall have no further severance obligations to Executive under this Agreement.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company, Parent or any of their respective affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company, Parent or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever of clause (a) or (b) produces the more favorable net after-tax dollar amount to Executive (taking into account any applicable excise tax under Section 4999 of the Code and all other applicable income and employment taxes) (“Best After-Tax Amount”). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company or Parent in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company, Parent or any of their respective affiliates used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to the Company or Parent, as applicable, upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company, Parent or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

6. Confidentiality. In the course of Executive's employment with the Company and the performance of Executive's duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive's receipt and access to such Confidential Information, and as a condition of Executive's employment, Executive shall comply with this Section 6.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential

Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive's duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive's performance of Executive's duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive's possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non- public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company's premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group's businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers' organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) this Agreement. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive's agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation oflaw; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual's attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

7. Ownership of Intellectual Property.

(a) Executive agrees that the Company owns, and Executive hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registrable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group's businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company's or any other member of the Company Group's time or with the use of any member of the Company Group's equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive's disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made, and intended as such, by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive's works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive's employment or engagement shall be deemed to be "works made for hire" within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive's own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist's rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive's employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If,in the course of Executive's employment with or affiliation with the Company or any other member of the Company Group, Executive incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive's signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company's duly authorized officers and agents as Executive's agents and attorneys in fact to act for and on Executive's behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive's termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive's signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive's termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company's duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and on Executive's behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

8. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive's unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group's Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in any Business in competition with any member of the Company Group, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any Business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive's duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group to cease or lessen such customer's or supplier's business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Notwithstanding the foregoing, it shall not be a violation of Section 8(b)(i) above for Executive to hold, as a passive investment, up to five percent (5%) of (i) the publicly traded securities of any company, or (ii) the equity or other interests in a privately held entity that engages in the Business so long as, in each instance, Executive does not have the power to direct or control the applicable entity.

(d) Further notwithstanding the foregoing, following the Date of Termination, the above-referenced limitations in Sections 8(b)(i), (ill and (iii) shall not apply in those portions of the Market Area located within the State of Oklahoma. Instead, Employee agrees that, following the Date of Termination, the restrictions on Employee's activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Section 6 and Section 8(b)(iv) above) shall be as follows: during that portion of the Prohibited Period that follows the Date of Termination, Employee will not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or any other member of the Company Group.

(e) Executive agrees not to disparage any member of the Company Group or any of such entities’ respective affiliates, officers, directors, employees or shareholders in any manner intended or reasonably likely to be harmful to them, their business, business reputation or personal reputation. Nothing in this Agreement shall preclude Executive from making disclosures permitted by Section 6(e) above, including making truthful statements or disclosures that are required by applicable law, regulation or legal process, or from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.

(f) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 6, Section 7 and in this Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company's or any other member of the Company Group's exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(g) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any [arbitrator or] court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(h) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which business and operations include pump down perforation, well intervention, wireline services, well servicing, well workover, fluid management and well completion services and related engineering consulting services for the oil and gas industry and equipment rentals related thereto.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean the geographic areas set forth on Exhibit B and any other geographic area where any member of the Company Group made (A) sales with respect to its goods or services relating to the Business, and for which Executive provides material services, during the Employment Period; or (B) significant sales efforts as of the Date of Termination so long as Executive provides material services, or has material responsibilities with respect to, or has Confidential Information about, such sales efforts.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Executive is no longer employed by any member of the Company Group.

9. Successors and Third-Party Beneficiaries.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives (including any amount due under Section 4(b) as a result of Executive's death).

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a party hereto.

10. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Harris County, Texas.

(b) Arbitration

(i) Subject to Section 10(b)(ii), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive's employment or engagement with any member of the Company Group will be finally settled by arbitration in Harris County, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section l0(b).

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section l0(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(v) Notwithstanding anything in this Section 10(b). to the extent that any dispute, controversy or claim between Executive and the Company arises out of or relates to the LTIP or an award agreement thereunder (if any), such dispute, controversy or claim shall be governed by the applicable dispute resolution terms and conditions set forth in such LTIP or such award agreement, as applicable.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the payroll records of the Company.
If to the Company:
Ranger Energy Services, LLC
10350 Richmond Ave., Suite 550
Houston, TX 77042
Attention: Chairman

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. For the avoidance of doubt, any written notice to or from Parent Company shall be deemed a written notice to or from the Company.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company or Parent Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A.

(i) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.

(iii) With respect to any reimbursement of expenses of, or any provision of in- kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive's employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A, after consideration of all available exceptions (including the short term deferral and the involuntary termination safe harbor exceptions) if Executive's receipt of such payment or benefit is not delayed until the earlier of (A) the date of Executive's death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, neither the Company nor Parent Company makes any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company, Parent Company or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A other than as may have been caused by gross negligence or willful misconduct of any other Company or Parent employee.

(f) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof) in accordance with existing policy and procedures, amounts of incentive-based compensation paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by Parent, the Company or any other member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(h) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

(i) No Waiver. The Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

U) Employment-At-Will. Executive acknowledges that Executive's employment with the Company is "at-will"for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 1above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss Executive and terminate
Executive's employment at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(k) Entire Agreement. This Agreement (and, with respect to Section 2(b)(iii), the LTIP and the applicable award agreements governing the Inducement Equity Awards and any Annual Equity Awards, if applicable) contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to non-disclosure or protection of confidential information.

(l) Indemnification: D&O Insurance. Executive shall be indemnified and held harmless to the maximum extent permitted under the Company's and Parent's charter, by-laws and other governing instruments and applicable law, and shall be covered as an insured under any contract of directors and officers liability insurance that insures members of the Board. Effective as of the Effective Date, Executive and Parent shall enter into Parent's customary form indemnification agreement for directors and officers.

(m) Survival. Section 4 (Obligations of the Company Upon Termination), Section 6 (Confidentiality; Return of Materials), Section 7 (Ownership of Intellectual Property), Section 8 (Non-Competition; Non-Solicitation; Non-Disparagement), Section l0(b) (Arbitration), Section l0(f) (Clawback), and Section 10(1) (Indemnification; D&O Insurance) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(n) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by Executive's execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) Executive is not subject to any pending or, to Executive's knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect Executive's ability to perform Executive's obligations under this Agreement or the business reputation of the Company or Parent Company. Executive has not entered into, and agrees that Executive will not enter into, any agreement either written or oral in conflict herewith. In performing Executive's duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(o) Consultation with Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive's own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(p) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(q) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive's employment with the Company, Parent or any member of the Company Group, any termination of Executive's employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (iii) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member's designee or other representative.

(r) Titles and Headings: Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.The word "or"as used herein is not exclusive and is deemed to have the meaning "and/or." All references to "dollars" or"$" in this Agreement refer to United States dollars. The words "herein", "hereof', "hereunder"and other compounds of the word "here" shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word "including" following any general statement, tenn or matter shall not be construed to limit such statement, tenn or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, tenn or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

RANGER ENERGY SERVICES, INC.

By:	/s/ William M. Austin
Name	William M. Austin
Title	Chairman of the Board

EXECUTIVE

By:	/s/ Stuart Bodden
Name	Stuart Bodden